Exhibit 10.3
FIFTH AMENDMENT TO LEASE
THIS FIFTH AMENDMENT TO LEASE, dated as of July 19, 2016 (this “Amendment”), between RREEF AMERICA REIT II CORP. PPP, a Maryland corporation (“Landlord”), and AEGERION PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for certain premises located in two buildings in Riverfront Office Park, Cambridge, Massachusetts at 101 Main Street (the “101 Main Building”) and One Main Street (the “One Main Building” and, collectively with the 101 Main Building, the “Building”).
RECITALS:
A.Landlord and Tenant entered into that certain Gross (BY)-INS Office Lease dated for reference December 22, 2010, as amendment by that certain First Amendment to Lease dated as of November 7, 2011, that certain Second Amendment to Lease dated as of September 4, 2012, that certain Third Amendment to Lease dated as of June 19, 2013 and that certain Fourth Amendment to Lease dated as of January 1, 2014 (collectively, the “Lease”), for premises currently consisting of approximately 23,350 rentable square feet on the 18th floor and approximately 7,350 rentable square feet on the 17th floor of the 101 Main Building (the “101 Main Premises”) and approximately 31,571 rentable square feet on the 8th floor of the One Main Building (the “One Main Premises” and, together with the 101 Main Premises, the “Premises”).

B.Landlord and Tenant desire to again amend the Lease to again provide for a reduction of the leased Premises.

C.All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.

AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Defined Terms. All terms defined in the Lease retain their meaning herein, unless specified herein to the contrary.

2.Reduction of Premises. Notwithstanding anything to the contrary in the Lease, the parties agree that, provided that Tenant is not then in default beyond any applicable notice and cure periods, the Lease and Tenant’s obligations thereunder (including the payment of rent) shall terminate with respect to the 101 Main Premises effective as of the date of Tenant’s delivery of the 101 Main Premises to Landlord as hereinafter set forth (the “Reduction Date”), in the same manner and with the same effect as if that date had been originally fixed in the Lease for the expiration of the term, conditioned on the performance by the parties of the provisions of this Amendment. Tenant shall in any event deliver possession not later than September 1, 2016. Tenant shall deliver the 101 Main Premises in the condition required pursuant to the Lease, in “broom-clean” condition with all furniture and equipment removed therefrom; provided, however, that Tenant shall not be obligated to remove wiring/cabling which is within walls, floors or ceilings or any HVAC equipment specifically dedicated to Tenant’s use (if any). Tenant’s failure to deliver the 101 Main Premises to Landlord in the required condition on or before September 1, 2016 shall be treated as a holdover tenancy pursuant to the Lease.

3.Reduction Contingency. The partial termination of this Lease as to the 101 Main Premises is contingent upon Landlord’s re-leasing of the 101 Main Premises to a new tenant or tenants acceptable to Landlord in its sole discretion. If Landlord notifies Tenant at any time prior to September 1, 2016 that it has not secured such re-leasing, then Tenant’s lease of the 101 Main Premises and its obligations with respect thereto under the Lease (including the payment of rent) shall be reinstated effective as of September 1, 2016, and Landlord shall return to Tenant any portion of the Termination Payment (defined below) previously paid.

4.Outstanding Rent and Other Charges. Any rent or other charges which are required to be paid by Tenant under the Lease for the 101 Main Premises prior to the Reduction Date shall be paid by Tenant in the normal course of business.

5.Termination Payment. Tenant shall, simultaneous with the execution hereof, pay to Landlord the sum of Seven Hundred Eighty Thousand Two Hundred Ninety-One and 67/100 Dollars ($780,291.67) (the “Termination Payment”). The Termination Payment shall be paid in five (5) equal installments, equal to $156,058.33 each, over five (5) consecutive months, starting with the initial payment upon execution of this Amendment and followed by payments on August 1, 2016, September 1, 2016, October 1, 2016, and November 1, 2016. The parties agree that the Termination Payment shall constitute payment in full of all obligations which Tenant may have to Landlord under the Lease with respect to the 101 Main Premises and that, except as specifically set forth in this Amendment, Landlord shall not be entitled to any other compensation from Tenant for any claims, rights or payments due to Landlord under the Lease with respect to the 101 Main Premises.

6.Rent Adjustments and Tenant’s Proportionate Share. Article 4 of the Lease as amended remains in full force and effect, except that, effective as of the Reduction Date, Tenant’s Proportionate Share shall equal 9.791%.

7.Additional Expansion Right. Paragraph 6 of the First Amendment is hereby deleted in its entirety and shall have no further force or effect.

8.Parking. Effective on the Reduction Date, the provision for “Parking” as set forth on the Reference Pages and as amended is deleted and the following provision shall be substituted in its place: “thirty-two (32) passes at $290.00 per space per month or at the then current rate, if higher (see Article 39).”

9.Tenant’s and Landlord’s Authority. Each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the Tenant has full right and authority to enter into this Amendment, and that all persons signing on behalf of the Tenant were authorized to do so by appropriate actions. Each of the persons executing this Amendment on behalf of Landlord represents and warrants that Landlord has been and is qualified to do business in the state in which the Building is located, that Landlord has full right and authority to enter into this Amendment, and that all persons signing on behalf of Landlord were authorized to do so by appropriate actions.
Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department

of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default that is subject to Section 18.1.2 of the Lease will be deemed to have occurred.
10.Incorporation. Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect and Tenant and Landlord hereby ratify and confirm their respective obligations thereunder. Tenant acknowledges that, as of the date of the Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease.

11.Security Deposit: Pursuant to Section 5.2.9 of the Lease, Tenant’s Security Deposit, as defined in the Lease and in the form of a letter of credit, shall be reduced from $104,892 to $69,928 upon the execution of this Amendment by both parties. Landlord shall return the Security Deposit to Tenant not later than thirty (30) days after Landlord’s receipt of the final installment of the Termination Payment.

12.Limitation of Landlord Liability. Redress for any claims against Landlord under the Lease and this Amendment shall only be made against Landlord to the extent of Landlord’s interest in the property to which the Premises are a part, the rents, issues and proceeds thereof. The obligations of Landlord under the Lease and this Amendment shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or the investment manager, and in no case shall Landlord be liable to Tenant, or Tenant be liable to Landlord, hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:	TENANT:
RREEF AMERICA REIT II CORP. PPP, a Maryland corporation	AEGERION PHARMACEUTICALS, INC., a Delaware corporation
By: /s/ David Crane	By: /s/ Gregory Perry
Name: David Crane	Name: Gregory Perry
Title: Vice President	Title: Chief Financial & Administrative Officer
Dated: July 19, 2016	Dated: July 18, 2016